Exhibit 99.1

KUBRA Holdings, Inc. and subsidiaries,

and KUBRA Data Transfer Ltd.

Combined and consolidated Financial Statements as of and for the Years Ended December 31, 2025, and 2024,

and Independent Auditor’s Report

KUBRA HOLDINGS, INC. AND SUBSIDIARIES, AND KUBRA DATA TRANSFER LTD.

TABLE OF CONTENTS

Page
INDEPENDENT AUDITOR’S REPORT	1-2
COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024:	3
Combined and consolidated Balance Sheets
Combined and consolidated Statements of Operations	4
Combined and consolidated Statements of Comprehensive Income	5
Combined and consolidated Statements of Stockholders’ Equity	6
Combined and consolidated Statements of Cash Flows	7
Notes to Combined and consolidated Financial Statements	8-18

INDEPENDENT AUDITOR'S REPORT

To The Hearst Corporation Opinion

We have audited the combined financial statements of KUBRA Holdings, Inc. and subsidiaries and KUBRA Data Transfer Ltd. (the “companies”), which comprise the combined balance sheets as of December 31, 2025 and 2024, and the related combined statements of operations, comprehensive income, stockholders' equity, and cash flows for the years then ended, and the related notes to the combined financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the companies as of December 31, 2025 and 2024, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the companies and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the companies’ ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companies’ internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the companies’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

New York, NY

July 15, 2026

KUBRA HOLDINGS, INC. AND SUBSIDIARIES, AND KUBRA DATA TRANSFER LTD.
COMBINED AND CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2025 AND 2024
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 7,687,799	$ 3,401,438
Accounts receivable, net	30,868,253	30,697,809
Prepaid expenses	4,332,191	4,967,210
Inventories	2,585,192	2,510,237
Income tax receivable	1,388,327	657,828
Total current assets	46,861,762	42,234,522
NON-CURRENT ASSETS:
Security Investment	18,750	18,750
Property and equipment, net	5,209,295	6,321,181
Capitalized software development costs, net	29,864,432	15,825,109
Right of use assets—operating leases	6,853,751	5,645,904
Intangible assets—net	112,369,226	126,592,318
Goodwill	162,458,145	162,458,145
Total non-current assets	316,773,599	316,861,407
TOTAL ASSETS	$363,635,361	$ 359,095,929
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$ 21,790,493	$ 21,042,535
Intercompany note payable	12,415,789	21,409,892
Due to related party	5,395,378	6,078,842
Customer deposits	16,408,141	15,222,141
Deferred revenue	7,393,105	8,577,971
Lease liability—operating lease (current)	3,259,248	2,620,216
Total current liabilities	66,662,154	74,951,597
NON-CURRENT LIABILITIES:
Lease liability—operating lease (noncurrent)	3,912,596	3,309,677
Lease liability—finance lease (noncurrent)	1,255,412	945,589
Deferred revenue	1,238,635	960,979
Deferred tax liability	32,918,499	31,996,872
Total non-current liabilities	39,325,142	37,213,117
Total liabilities	$ 105,987,296	$ 112,164,714
STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value of - 10,000,000 shares authorized, 3,912,977 shares issued and outstanding,	3,913	3,913
Additional paid in capital	151,115,587	151,115,587
Accumulated other comprehensive income (loss)	7,657,492	7,745,765
Retained earnings	98,871,073	88,065,950
Total stockholders’ equity	$ 257,648,065	$ 246,931,215
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 363,635,361	$ 359,095,929
The accompanying notes are an integral part of these combined and consolidated financial statements.

KUBRA HOLDINGS, INC. AND SUBSIDIARIES, AND KUBRA DATA TRANSFER LTD.
COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024
	2025	2024
REVENUE	$ 246,623,830	$ 235,356,314
COST OF REVENUE	133,442,387	126,084,311
GROSS PROFIT	113,181,443	109,272,003
OPERATING EXPENSES:
Research and development	50,645,954	45,880,487
Sales and marketing	10,514,604	10,945,032
General and administrative	36,931,785	35,227,221
Total operating expenses	98,092,343	92,052,740
INCOME FROM OPERATIONS	15,089,100	17,219,263
OTHER EXPENSE:
Interest expense	911,449	1,376,938
Foreign exchange loss	(1,729)	842,641
Other	7,787	(8,718)
Total other expense	917,507	2,210,861
INCOME BEFORE INCOME TAXES	14,171,593	15,008,402
INCOME TAX EXPENSE	(3,366,470)	(3,676,166)
NET INCOME	$ 10,805,123	$ 11,332,236
The accompanying notes are an integral part of these combined and consolidated financial statements.

KUBRA HOLDINGS, INC. AND SUBSIDIARIES, AND KUBRA DATA TRANSFER LTD.
COMBINED AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024
	2025	2024
NET INCOME	$10,805,123	$11,332,236
OTHER COMPREHENSIVE (LOSS) INCOME – Foreign currency translation adjustments	(88,274)	343,752
OTHER COMPREHENSIVE INCOME	$10,716,849	$11,675,988
The accompanying notes are an integral part of these combined and consolidated financial statements.

KUBRA HOLDINGS, INC. AND SUBSIDIARIES, AND KUBRA DATA TRANSFER LTD.

COMBINED AND CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
BALANCE – January 1, 2024	$3,913	$151,115,587	$76,733,714	$7,402,013	$235,255,227
Net income	-	-	11,332,236	-	11,332,236
Other comprehensive income	-	-	-	343,752	343,752
BALANCE - December 31, 2024	3,913	151,115,587	88,065,950	7,745,765	246,931,215
Net income	-	-	10,805,123	-	10,805,123
Other comprehensive (loss)	-	-	-	(88,274)	(88,274)
BALANCE - December 31, 2025	$3,913	$151,115,587	$98,871,073	$7,657,492	$257,648,065

KUBRA HOLDINGS, INC. AND SUBSIDIARIES, AND KUBRA DATA TRANSFER LTD.
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,805,123	$11,332,236
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,059,233	21,741,072
Non-cash lease expense—operating leases	2,934,315	2,749,444
Loss (gain) on disposal of property and equipment	64,565	(3,111)
Deferred taxes	895,585	(4,421,501)
Changes in operating assets and liabilities:
Accounts receivable	(170,444)	(2,909,863)
Prepaid expenses and other current assets	(69,438)	1,074,412
Inventories	(74,955)	(135,374)
Accounts payable and accrued expenses	(407,312)	3,020,851
Deferred revenue	(907,211)	(1,541,698)
Customer deposits	1,186,000	1,194,142
Other	(2,677,997)	(1,539,836)
Net cash provided by operating activities	33,637,464	30,560,774
CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalized software development costs	(19,305,721)	(14,286,164)
Purchases of property and equipment	(1,051,279)	(1,673,282)
Net cash used in investing activities	(20,357,000)	(15,959,446)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(8,994,103)	(12,202,391)
Net cash used in financing activities	(8,994,103)	(12,202,391)
NET CHANGE IN CASH AND CASH EQUIVALENTS	4,286,361	2,398,937
CASH AND CASH EQUIVALENTS—Beginning of year	3,401,438	1,002,501
CASH AND CASH EQUIVALENTS —End of year	$7,687,799	$3,401,438
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	805,897	1,202,609
The accompanying notes are an integral part of these combined and consolidated financial statements.

KUBRA HOLDINGS, INC. AND SUBSIDIARIES, AND KUBRA DATA TRANSFER LTD. NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

1.
DESCRIPTION OF BUSINESS

KUBRA Data Transfer Ltd. (the "King Canada") is a Canadian company incorporated under the laws of Ontario in 1992. KUBRA Holdings, Inc. and subsidiaries, a Delaware corporation (“King US”, and together with King Canada, the “Company”). The Company is an industry-leading provider of customer experience management solutions to some of the largest utility, government, and insurance entities in North America. The Company’s platform offering includes billing and payments, alerts and preference management, artificial intelligence solutions, mobile apps, and utility mapping solutions.

The Company is located and headquartered in Mississauga, Ontario. Other offices operated by the Company are in Piscataway, New Jersey, Coppell, Texas, Gardena, California and Tempe, Arizona. All subsidiaries are wholly owned by the Company. The Company’s revenues are derived primarily from operations in the United States and Canada.

Risks and Uncertainties:

The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional capital to fund operations, competition from substitute products and services from larger companies, protection of proprietary technology, dependence on key individuals, and risks associated with changes in information technology.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The combined and consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Basis of Consolidation:

The combined and consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, KUBRA Management Inc., KUBRA Holdings Inc., KUBRA Investment Corp., KUBRA Acquisition Corp., KUBRA Data Transfer Ltd. (U.S.), KUBRA America West Inc., KUBRA America South East Inc., KUBRA Tennessee LLC, FormMaker Software Inc., KUBRA Arizona Inc., Matrix Digital Technologies Inc., Newbridge Information Services, Inc and DropCountr Inc. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates:

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined and consolidated financial statements, and the reported amounts of income and expense during the reporting period. The most significant estimates relate to the selection of useful lives of property and equipment, capitalization of internally developed software and associated useful lives, acquired intangible assets, allowance for credit losses. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the combined and consolidated financial statements; therefore, actual results could differ from those estimates.

Foreign Currency:

The Company’s reporting currency is US dollars. The functional currency of King Canada is the local currency (CAD Canadian Dollars), as it is the monetary unit of account of the principal economic environment in which King Canada operates.

Monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the rate of exchange in effect at the combined and consolidated balance sheet date. Non-monetary assets and liabilities are translated at the prevailing historical exchange rate at the time of the transaction. Sales and expenses arising from foreign currency transactions are translated into U.S. dollars at the exchange rate in effect at the transaction date. The gain or loss resulting from the process of translating foreign currency financial statements into US dollars is reflected as a foreign currency cumulative translation adjustment and reported as a component of accumulated other comprehensive income (loss). Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the functional currency are recognized in other income (expense), net in the combined and consolidated income statements of operations.

Comprehensive Income (Loss):

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss), net of tax. The Company’s other comprehensive income (loss), net of tax, consists of foreign currency translation adjustments that result from consolidation of its foreign entity/entities.

Cash and Cash Equivalents:

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash and cash equivalents. Cash and cash equivalents are recorded at cost, which approximates fair value. As of December 31, 2025 and 2024, cash consists primarily of checking deposits. To date, the Company has not recognized any losses caused by uninsured balances.

Inventories:

Inventories consist principally of paper, envelopes, ink and toner, and represent products available for sale and are accounted for using the first-in, first-out (“FIFO”) method and valued at the lower of cost or net realizable value.

The Company assesses the valuation of inventory and periodically writes down the value for estimated excess and obsolete inventory based upon estimates of future demand and market conditions. Inventory valuation requires the Company to make judgments, based on information available at each reporting period. Inventory valuation losses are recorded as cost of revenues. As of December 31, 2025 and 2024, the Company deemed no reserves were necessary to reflect inventories at their estimated net realizable value.

Accounts Receivable and Allowance for Credit Losses:

Accounts receivables are stated at net realizable value. The majority of customers are not extended credit and therefore time to maturity for receivables is short. On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on past history of write-offs, collections, and current credit conditions. A receivable is considered past due if the Company has not received payments based on agreed-upon terms. The allowance for credit losses was $28,448, $25,673, and $-0- as of January 1, 2024, December 31, 2024, and December 31, 2025, respectively.

Property and Equipment:

Property, plant and equipment are recorded at cost, less accumulated depreciation. Assets under capital leases are accounted for at cost, which corresponds to the present value of the minimum lease payments. Depreciation of property, plant and equipment and assets under capital leases is based on the estimated useful life of the asset ranging from 3-8 years on a straight-line basis.

Intangible Assets:

Intangible assets with finite lives acquired through acquisitions are initially recognized at fair value based on an allocation of purchase price. Intangible assets with finite lives are amortized over their estimated useful lives. The Company has no intangible assets with indefinite lives. Amortization is calculated on a straight-line basis over the following estimated useful lives:

Capitalized Software	5 years straight-line
Customer Lists and Trademark Licenses	20 years straight-line

Goodwill:

Goodwill represents the excess of the purchase consideration over the fair value attributed to tangible and intangible assets acquired at the date of acquisition. Goodwill is not amortized but is instead tested for impairment if events or changes in circumstances indicate that an impairment loss may have occurred. In the impairment test, the carrying amount of the reporting unit, including goodwill, is compared with its fair value. When the carrying amount of the reporting unit exceeds its fair value, a goodwill impairment loss is recognized, up to a maximum amount of the recorded goodwill related to the reporting unit. Goodwill impairment losses are not reversed. There were no significant indicators of impairment of the carrying values of the Company's goodwill for the years ended December 31, 2025 and 2024.

Revenue:

The Company recognizes revenue in accordance with Accounting Standards Codification ("ASC") Topic 606, Revenue from Contracts with Customers. Revenue is recognized when control of promised goods or services is transferred to customers in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. The Company applies the practical expedient in ASC 340-40-25-4 and expense sales commissions when incurred, as the amortization period of the asset we otherwise would have recognized is one year or less.

At contract inception, the Company assesses the goods or services promised in a contract and identifies each distinct performance obligation. A good or service is considered distinct if the customer can benefit from it on its own or together with other readily available resources, and the promise to transfer it is separately identifiable from other promises in the contract. Contracts with customers frequently include multiple performance obligations, each of which is evaluated using these criteria to ensure proper allocation of the transaction price.

The Company estimates the transaction price, including variable consideration based on transaction volumes or customer usage, at the commencement of the contract and recognizes revenue as control transfers rather than when fees become fixed or determinable.

The Company evaluates whether it acts as a principal or an agent in its arrangements and records revenue on a gross or net basis as appropriate. Taxes collected from customers and remitted to governmental authorities are excluded from revenue. The Company disaggregates its revenue from contracts with customers by type of service, which depicts how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors. Revenue is recognized either at a point in time or over time depending on how the performance obligation is satisfied.

Print and Mail: Revenue from document fulfillment, print, and mail services is recognized at a point in time when the data is processed, documents are printed, folded, inserted, and delivered to the post office. These transaction-based services are typically billed in arrears based on actual transaction volumes.

Subscription Payments: Revenue from electronic billing and electronic payment platform transactions (including electronic communications, customer engagement, and notifications via text or email) is recognized at a point in time when the transaction is processed or when the notification is delivered to the client's end-customer.

EZ Pay: Performance obligations for EZ Pay services align with subscription payments and transaction processing mechanics. Revenue is recognized at a point in time as transactions are settled and the consideration becomes determinable, which corresponds to the timing of cash collection and settlement activity.

Recurring Revenue: Revenue from Software-as-a-Service ("SaaS") platform subscriptions, hosting arrangements, and annual support services is recognized over time on a straight-line basis over the contractual service period. Customers simultaneously receive and consume the benefits of these services on demand during the year regardless of usage frequency. These arrangements are typically invoiced in advance on an annual basis at contract signing.

Professional Services: Revenue from one-time professional services, consulting, implementation, and delivery arrangements is recognized over time or at a point in time depending on specific contract terms. For milestone-based contracts defined in Statements of Work ("SOW"), revenue is recognized as individual contract milestones are achieved and accepted. For other arrangements, performance obligations are completed when the final deliverables or work results are placed into production and in use by the customer.

Amounts invoiced in advance of revenue recognition are recorded as deferred revenue and recognized as revenue as the related performance obligations are satisfied. Amounts recognized as revenue prior to invoicing are recorded as contract assets when applicable.

Payment Terms:

The Company's payment terms are established by contract and generally require payment within 30 to 60 days of the invoice date. The time between the transfer of goods or services and receipt of payment is not significant. The Company's contracts with customers do not generally include significant financing components, rights of return, refund obligations, or warranty obligations. Certain contracts contain variable consideration based on transaction volumes or customer usage.

Deferred Revenue and Customer Deposits:

A contract asset results when goods or services have been transferred to the customer, but payment is contingent upon a future event, other than the passage of time (i.e., type of unbilled receivable). The Company does not have any material unbilled receivables, therefore, does not have any contract assets. The Company only has accounts receivable as disclosed on the face of the Company’s combined and consolidated balance sheet.

The Company records contract liabilities to deferred revenue when the Company receives customer payments in advance of the performance obligations being satisfied on the Company’s contracts. The Company generally invoices its customers monthly, quarterly, or annually in advance of services being provided.

The components of contract liabilities consisted of the following:

	January 1, 2024	December 31, 2024	December 31, 2025
Contract liabilities
Deferred revenue	$11,080,649	$9,538,950	$8,631,740
Other contract liabilities (customer deposits)	14,027,998	15,222,141	16,408,141
Total contract liabilities	$25,108,647	$24,761,091	$25,039,881

Deferred revenue and other contract liabilities are reported as contract liabilities in the accompanying combined and consolidated balance sheets. Contract liabilities include payments received and billings made in advance of the satisfaction of performance obligations under the contract and are realized when the associated revenue is recognized under the contract. The Company requires postage deposits from certain clients based on long-term contractual arrangements. The amounts are due upon contract termination and, as such, have been classified as current.

	2025	2024
Geographic Information - Revenue:
United States	$228,939,614	$217,620,116
Canada	17,676,060	17,727,720
Other foreign revenue	8,156	8,478
Total Revenue	$246,623,830	$235,356,314

	2025	2024
Disaggregation of Revenue:
Print and mail	$ 59,442,050	$ 55,990,798
Subscription payments	30,080,023	30,589,938
EZ Pay	121,004,443	109,931,064
Recurring revenue	18,624,243	17,782,604
Professional services	17,473,071	21,061,910
Total Revenue	$246,623,830	$235,356,314

Cost of Revenue:

Cost of sales consists primarily of payment processing fees, paper, postage and mailing costs, third-party communication and delivery charges, direct production and fulfillment costs, and other costs directly attributable to providing services to customers. Cost of sales also includes certain subcontractor and third-party costs incurred in fulfilling customer contracts. Personnel costs, hosting and infrastructure costs, and other indirect operating expenses are generally classified as operating expenses.

Research and Development:

Research and development costs that do not meet the criteria for capitalization are expensed as incurred. Research and development expenses include compensation and employee benefits for technology developers and product management employees, as well as fees paid to outside consultants and all software tools costs.

Sales and Marketing:

Sales and marketing expenses consist of compensation and employee benefits of sales and marketing employees, as well as commissions, travel, trade show sponsorships and events, conferences, and Internet advertising costs. Costs associated with the Company’s advertising are expensed as incurred and are included in sales and marketing expenses. Advertising expenses were $1,195,994 and $1,257,460 for the years ended December 31, 2025 and 2024, respectively.

General and Administrative:

General and administrative expenses include compensation, employee benefits, and stock-based compensation for executive management, finance administration and human resources, facility costs (including rent), bad debt costs, professional service fees, and other general overhead costs, including amortization and depreciation, to support the Company’s operations.

Software Development Costs:

The Company capitalizes certain costs incurred in connection with the development of software for internal use. Capitalized costs primarily relate to software platforms that support the Company's hosted solutions and service offerings. Costs incurred during the preliminary project stage and post-implementation operation stage are expensed as incurred. Once a project reaches the application development stage, direct and incremental internal and external costs associated with software development are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. Maintenance and support costs are expensed as incurred.

Capitalized software development costs are amortized using the straight-line method over their estimated useful lives, generally five years. Amortization expense is included in depreciation and amortization expense in the accompanying combined and consolidated statements of operations. There were no impairments recorded during the years ended December 31, 2025 and 2024.

Leases:

The Company determines whether an arrangement is or contains a lease at contract inception. Operating lease right-of-use ("ROU") assets, finance lease right-of-use assets, operating lease liabilities, and finance lease liabilities are recognized at the commencement date based on the present value of future lease payments over the lease term. Lease liabilities are measured using the rate implicit in the lease when readily determinable; otherwise, the Company uses its incremental borrowing rate.

ROU assets are adjusted for lease incentives, prepaid rent, and initial direct costs. Operating lease expense is recognized on a straight-line basis over the lease term and is included in operating expenses in the accompanying combined and consolidated statements of operations. Finance lease assets are amortized over the shorter of the lease term or the useful life of the underlying asset, and interest on finance lease liabilities is recognized using the effective interest method.

The Company has elected the practical expedient to not separate lease and non-lease components for all classes of underlying assets and has elected the short-term lease exemption for leases with an initial term of 12 months or less. Renewal options are included in the lease term when it is reasonably certain that such options will be exercised.

The Company's leases primarily consist of office facilities and equipment leases. Additional disclosures related to the Company's leases are included in Note 6.

Impairment of Long-Lived Assets:

The Company assesses long-lived assets for impairment in accordance with the provisions of Financial Accounting Standards Board ASC 360, Property, Plant, and Equipment. Long-lived assets (asset group), such as property and equipment and capitalized software development costs subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. As of December 31, 2025 and 2024, no impairment charge has been recorded.

Income Taxes:

Income taxes are accounted for in accordance with ASC 740, which requires that deferred taxes are based on differences between financial reporting and the tax bases of assets and liabilities and are measured using enacted tax laws and rates in effect in the years in which the differences are expected to reverse. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the asset will not be realized (Note 9). The Company accounts for uncertain tax positions in accordance with guidance prescribing a minimum threshold for recognition of tax benefits on the consolidated financial statements.

Fair Value of Financial Instruments:

Fair value is defined by ASC 820 as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a fair value hierarchy whereby the inputs contained in valuation techniques used to measure fair value are categorized into three broad levels as follows:

Level 1 Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the asset or the liability; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 Unobservable inputs reflecting the Corporation’s own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The carrying amounts of cash, accounts receivable, accounts payable, accrued liabilities, and other current assets and liabilities approximate fair value due to the short-term nature of these instruments. The Company did not have any assets or liabilities measured at fair value on a recurring or nonrecurring basis as of or during the years ended December 31, 2025 and 2024.

Concentrations of Credit Risk:

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company holds its excess cash in checking accounts with one of the major financial institutions.

3.
PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2025 and 2024, are composed of the following:

	2025	2024
Computer equipment	$12,094,019	$13,477,772
Furniture and equipment	29,098,135	31,030,362
Other	8,904,456	8,559,156
Total property and equipment	50,096,610	53,067,290
Less: Accumulated depreciation	44,887,315	46,746,109
Property and equipment—net	$5,209,295	$6,321,181

Total depreciation expense for the years ended December 31, 2025, and 2024, was $2,569,743 and $3,311,478 respectively.

The Company has acquired one property and equipment under finance lease during the year ended December 31, 2025.

4.
CAPITALIZED SOFTWARE

Capitalized software as of December 31, 2025, and 2024, consisted of the following:

	2025	2024
Capitalized software	$43,394,914	$24,089,193
Less: Accumulated amortization	(13,530,482)	(8,264,084)
	$29,864,432	$15,825,109

Total amortization expense for the years ended December 31, 2025, and 2024, was $5,266,398 and $2,956,278 respectively.

5.
INTANGIBLES

Intangibles as of December 31, 2025, and 2024, consisted of the following:

	2025	2024
Trade names	$26,130,000	$26,130,000
Customer lists	245,000,000	245,000,000
Database/Tech	24,750,726	24,750,726
Subtotal	295,880,726	295,880,726
Less accumulated amortization	(183,511,500)	(169,288,408)
	$112,369,226	$126,592,318

Total amortization expense for intangibles for the years ended December 31, 2025 and 2024, was $14,223,092 and

$15,473,314 respectively. As of December 31, 2025, expected amortization expense over the remaining intangible asset lives are as follows:

2026	$14,223,092
2027	14,223,092
2028	14,223,092
2029	12,300,000
Thereafter	57,399,950
$112,369,226
6.
LEASES

The Company leases certain real estate and equipment under various third-party operating and finance lease agreements. The leases are non-cancelable and expire on various terms through 2030. The Company does not have any leases that impose restrictions or covenants. The Company maintains security deposits totaling $80 and $76 as of December 31, 2025, and 2024, respectively, in conjunction with its current leases.

The following table presents the components of the Company’s lease cost and the classification of such costs in the Company’s combined and consolidated Statements of Operations for the years ended December 31, 2025, and 2024:

Component of Lease Cost	Statements of Operations Line Item(s)	2025	2024
Operating lease cost	General and administrative	$4,223,013	$3,877,017
Finance lease expense:
Amortization of leased assets	Cost of sales	882,102	1,249,300
Interest on lease liabilities	Interest expense	83,648	57,413
Short-term lease cost	General and administrative	249,618	249,189
Total lease expense		$5,438,381	$5,432,919

The following table discloses the supplemental cash flow information related to leases for the years ended December 31, 2025, and 2024, are as follows:

	2025	2024
Operating cash flows from operating leases	$3,164,060	$2,925,969
Operating cash flows from finance leases	494,530	1,230,356
Total	$3,658,590	$4,156,325

The following table includes a summary of the ROU assets obtained in exchange for lease liabilities for years ended December 31, 2025, and 2024, as follows:

	2025	2024
Operating leases	$6,853,751	$5,645,904
Finance leases	2,232,762	3,198,208
Total	$9,086,513	$8,844,112

The following table includes the weighted-average lease terms and discount rates for operating and finance leases as of December 31, 2025, and 2024, are as follows:

Weighted-average remaining lease term:	2025	2024
Operating leases	2.86 years	3.26 years
Finance leases	3.58 years	1.91 years
Weighted-average discount rate:
Operating leases	3.37%	3.43%
Finance leases	4.65%	4.43%

The following table includes the future maturities of lease payments for operating leases and finance leases for periods subsequent to December 31, 2025:

Year Ended December 31,	Operating Lease	Finance Lease	Total
2026	$3,422,857	$519,802	$3,942,659
2027	2,290,023	519,802	2,809,825
2028	990,880	368,924	1,359,804
2029	524,798	353,331	878,129
2030	267,546	136,354	403,900
Total lease payments	7,496,104	1,898,213	9,394,317
Less: liability accretion/imputed interest	324,260	214,332	538,592
Total lease liabilities	7,171,844	1,683,881	8,855,725
Less: current lease liabilities	3,259,248	428,469	3,687,717
Total long-term lease liabilities	$ 3,912,596	$1,255,412	$5,168,008
7.
COMMITMENTS AND CONTINGENCIES

Leases:

The Company leases office spaces under non-cancelable operating lease agreements, which expire from 2025 through 2030. The Company is required to pay property taxes, insurance, and normal maintenance costs for certain of these facilities and will be required to pay any increases over the base year of these expenses on the remainder of the Company’s facilities.

Sales Tax:

From time to time, the Company may be subject to various sales tax assessments, audits, and claims. In connection with ongoing state and local tax compliance and recent economic nexus evaluations, the Company has identified potential sales and use tax liabilities in various jurisdictions.

Subscription — The Company determined that it was required to pay sales and use tax in various jurisdictions. Accordingly, the Company has recorded a liability of $1,723,775 and $1,664,993 as of December 31, 2025, and 2024, respectively for the amount it estimates that it did not collect from customers. If these jurisdictions determine that additional amounts are necessary, the Company will be required to pay accordingly. Sales tax expense is included in general and administrative expenses on the combined and consolidated statement of operations.

EZ Pay — Based on the interpretation of state tax regulations the Company believes it is reasonably possible that a sales and use tax liability has been incurred for certain revenue streams. However, the Company is currently unable to reasonably estimate the ultimate amount or range of this potential loss. The inability to estimate the liability is primarily driven by complexities related to sales sourcing rules, specifically the varying, jurisdiction-specific criteria for classifying and assigning customer transactions across multiple taxing authorities.

Because the ultimate sourcing determinations and corresponding assessment methodologies remain subject to significant ongoing uncertainty, the Company cannot determine a reliable estimate of the liability. The Company continues to evaluate its historical transactions and filing positions and will record an accrual in the period that the liability becomes probable and reasonably estimable.

Litigation:

From time to time, the Company may become involved in various legal proceedings in the ordinary course of its business and may be subject to third-party infringement claims. In the normal course of business, the Company may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, other third-party claims that the Company’s products, when used for their intended purposes, infringe the intellectual property rights of such other third parties, or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim.

From time to time, the Company is subject to various claims that arise in the ordinary course of business. Management believes that any liability of the Company that may arise out of or with respect to these matters will not materially adversely affect the financial position, results of operations, or cash flows of the Company.

8.
COMMON STOCK

As of December 31, 2025, and 2024, the Company had 10,000,000 shares of common stock authorized and 3,912,977 shares of common stock issued for purposes of satisfying conversion of preferred stock, the exercise of warrants, the exercise and future grant of common stock options, and for purposes of any future business acquisitions and transactions.

9.
INCOME TAXES

The provision (benefit) for Federal, state, local and foreign income taxes consisted of:

	2025	2024
Current:
State and local	$333,952	$668,352
Foreign	3,853,561	3,904,799
Federal	(1,716,628)	3,524,516
	2,470,885	8,097,667
Deferred:
State and local	180,406	(18,342)
Foreign	(1,695,849)	(1,829,148)
Federal	2,411,028	(2,574,011)
	895,585	(4,421,501)
Provision for income taxes	$ 3,366,470	$ 3,676,166

The provision for income taxes varied from statutory U.S. Federal income taxes due to the following:

	2025	2024
U.S. Federal income taxes at statutory rate	$2,976,035	$3,151,764
State income taxes, net of Federal tax benefit	406,343	513,508
Foreign and other	(15,908)	10,894
Provision for income taxes	$ 3,366,470	$ 3,676,166

The Company has not identified any uncertain tax positions as of December 31, 2025.

With few exceptions, the Company is no longer subject to U.S. Federal income tax examinations for years before 2015, is no longer subject to state and local income tax examinations by tax authorities for years before 2015 and is no longer subject to income tax examinations by Canadian tax authorities before 2018.

Deferred tax liabilities and assets at December 31, 2025 and 2024 consisted of the following:

	2025	2024
Deferred tax liabilities:
Accelerated depreciation	$ 3,423,088	$ 1,409,834
Difference between book and tax basis of intangible assets	27,306,885	29,987,183
Allowances for returns and uncollectible accounts, long-term incentive compensation and other	2,242,035	713,612
Total deferred tax liabilities	32,972,008	32,110,629
Deferred tax assets:
Operating loss, capital loss and tax credit carryforwards	3,164,517	2,798,445
Valuation allowances	(3,111,008)	(2,684,688)
Total deferred tax assets	52,509	113,757
Net deferred tax liabilities	$ 32,918,499	$ 31,996,872

At December 31, 2025, the Corporation had net operating loss, capital loss and tax credit carryforwards of $23,510,960 (related tax benefit is $3,164,517) expiring through 2046. The valuation allowance represents the uncertainty associated with the realization of the tax benefits of certain state and foreign net operating loss, capital loss and tax credit carryforwards (tax-effected) of approximately $3,111,008 and $2,684,688 for 2025 and 2024, respectively. The change in valuation allowances for 2025 of $426,320 is due primarily to changes of the state operating loss carryforward and foreign capital loss carryforwards for which recognition was determined to not meet the “more likely than not” criteria. Federal, state, local and foreign income tax payments during 2025 and 2024 were $3,274,753 and $7,500,494, respectively.

10.
RELATED-PARTY TRANSACTIONS

The Company enters into transactions with Hearst Communications, Inc. ("Hearst") and its affiliates in the ordinary course of business. These transactions include financing arrangements, allocations of corporate and administrative expenses, insurance costs, tax-sharing arrangements, and reimbursement of expenditures paid by Hearst on behalf of the Company.

Hearst provides certain corporate, administrative, management, insurance, treasury, legal, information technology, and other shared services to the Company. Charges for these services are allocated to the Company pursuant to intercompany arrangements and allocation methodologies established by Hearst. Management believes the allocation methodologies are reasonable and reflect the costs of services provided.

The Company is included in Hearst's combined and consolidated federal income tax return and certain state and local income tax filings. Income tax expense is allocated to the Company pursuant to a tax-sharing agreement with Hearst.

Expenses allocated to the Company for shared services, insurance, management fees, and tax-related services included in General and administrative in the combined and consolidated statements of operations totaled $8,012,186 and $5,009,013, for the years ended December 31, 2025, and 2024, respectively.

On August 28, 2014, the Company entered into a loan agreement with its parent company, The Hearst Communications, Inc. with an original principal amount of $125,000,000. The note bears interest at 5.75% per annum and interest is compounded monthly. Repayments are based on the Company's distributable cash, as defined in the agreement, and are determined on a monthly basis. The note was due on August 28, 2024, and as such, is classified as current in the combined and consolidated balance sheet.

During the years ended December 31, 2025, and 2024, the Company made principal repayments of $9.0 million and

$12.2 million, respectively. Interest expense recorded in the combined and consolidated statements of operations related to the note was $805,897 and $1,202,609 for the years ended December 31, 2025, and 2024, respectively.

11.
RISKS AND CONCENTRATIONS

The Company is potentially subject to concentration of credit risk primarily through its accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains allowances for expected credit losses. The Company generally does not require collateral. Credit risk is mitigated by the large and diverse nature of the Company's customer base.

No customer represented more than 10% of total accounts receivable as of December 31, 2025 and 2024. For the year ended December 31, 2025, Customer B represented approximately 11.9% of total revenue. No customer represented more than 10% of total revenue for the years ended December 31, 2024.

12.
SUBSEQUENT EVENTS

On March 30, 2026, the Company's parent entered into a definitive agreement pursuant to which the Company would be acquired by REPAY Holdings Corporation ("REPAY"). The transaction closed on June 1, 2026.

The acquisition constitutes a non-recognized subsequent event as the agreement was executed subsequent to December 31, 2025. Accordingly, no adjustments have been made to the accompanying financial statements. Management evaluated subsequent events through July 15, 2026, the date the financial statements were available to be issued.